CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2021 and February 22, 2021 except for the effects of the restatement discussed in Notes 2, 3 and 10 as to which the date is December 29, 2021, relating to the financial statements of INNOVID CORP. (formerly known as ION ACQUISITION CORP 2 LTD.) as of December 31, 2020 and for the period from November 23, 2020 (the day of inception) through December 31, 2020 and as of February 16, 2021, respectively, which is included in the Company’s Registration Statement on Form S-1 (333- 261784), as amended.

Tel Aviv, Israel /S/ KOST FORER GABBAY & KASIERER
February 4, 2022 A Member of Ernst & Young Global